Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2022 Financial Results

Quarterly Revenue Grew 17%

New Contract Wins and Growth Investment Advance Software Business

SAN DIEGO, CA – May 9, 2022 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help protect and keep people safe, today announced financial results for the Company’s fiscal second quarter ended March 31, 2022.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, "Revenue in the fiscal second quarter increased by 17% with gross margin improving to 52.9% compared with the same period last year. This narrowed our net loss sequentially, delivering positive adjusted EBITDA for the quarter. Fiscal first half revenue was $23.8 million, up 23% from the first half of fiscal 2021. We finished the quarter with $23.9 million of backlog, an increase of 73% from March 31, 2021.

"We generated additional momentum in our software business by signing ten software contracts in the fiscal second quarter, including an award to power the country of Slovenia's public warning system. Momentum continues to grow in the current quarter with our first government customers in Colorado, Oregon and Kentucky. Our software and integrated mass notifications solutions now help safeguard more than 43 million people in several countries and states."

Mr. Danforth continued, "Recently, we announced the formal release of the new LRAD 950NXT and an order from the Spanish Navy. There is a worldwide market for this product and more orders are expected this fiscal year. The strong performance and high-margin contribution of LRAD hardware serves as an economic engine to fuel the expansion of our software business."

Outlook

Mr. Danforth concluded, “We are reaffirming our fiscal 2022 outlook of another year of record revenue, largely based on our quarter-end backlog of $23.9 million and supported by our current supply chain visibility and rapidly growing business pipeline."

Fiscal Second Quarter 2022 Financial Summary

Fiscal second quarter revenue was $13.2 million, an increase of 17%, compared with $11.3 million in the prior year quarter largely due to increased LRAD and IMNS revenue.

Gross profit margin was 52.9%, an increase of 640 basis points, compared with 46.5% in the second quarter of fiscal 2021. The increase in gross profit margin was largely due to higher sales volume and mix.

Operating expenses were $7.5 million, up 59% from $4.7 million in the same period a year ago, largely due to a 46% increase in selling, general and administrative expenses, primarily related to strategic growth spending to accelerate software-as-a-service (SaaS) revenue, and a 116% increase in research and development spending, with a significant increase in SaaS development.

Net loss in the quarter was $0.5 million, or $(0.01) per diluted share, compared with net income of $0.3 million, or $0.01 per share, in the second quarter of fiscal 2021. The net loss was largely due to increased operating expenses as detailed above, partially offset by higher revenue.

Adjusted EBITDA was $0.9 million for the second quarter of fiscal 2022, compared with $1.2 million for the prior fiscal year period.

First Six Months Financial Summary

Revenue for the first six months of fiscal 2022 was $23.8 million, compared with $19.3 million in the same period last year.

Gross profit margin was 50.8%, an increase of 430 basis points, compared with 46.5% in the first six months of fiscal 2021.

Operating expenses were $14.2 million, up from $9.1 million in the same period a year ago, largely due to a 49% increase in selling, general and administrative expenses, primarily related to strategic growth spending to accelerate SaaS revenue.

Net loss was $1.8 million, or $(0.05) per diluted share, compared with a net loss of $0.4 million, or $(0.01) per share, in the prior year period. The increased net loss was largely due to higher operating expenses as detailed above, partially offset by higher revenue.

Adjusted EBITDA was $0.4 million for the first six months of fiscal 2022, compared with $0.9 million in the first six months of fiscal 2021.

Cash, cash equivalents and marketable securities totaled $16.4 million on March 31, 2022, compared with $20.7 million on September 30, 2021. The change in cash was largely due to inventory investments that are expected to turn to revenue this fiscal year and the repurchase of Company stock.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA and backlog which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the second quarter of fiscal year 2022 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:

Webcast: https://www.webcaster4.com/Webcast/Page/1375/45175

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys® is a global provider of critical communications systems and solutions that help protect and keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions, and information before, during, and after public safety and enterprise threats. The Company’s unified software-as-a-service and hardware platform includes Genasys Emergency Management (GEM), Zonehaven™ emergency evacuation resources, National Emergency Warning System (NEWS), Integrated Mass Notification System (IMNS), LRAD® long-range communication systems, and more.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	March 31,
	2022	September 30,
	(unaudited)	2021
ASSETS
Current assets:
Cash and cash equivalents	$8,977	$13,167
Short-term marketable securities	5,204	5,686
Restricted cash	267	279
Accounts receivable, net	5,550	7,682
Inventories, net	9,642	6,416
Prepaid expenses and other	1,479	2,255
Total current assets	31,119	35,485
Long-term marketable securities	2,264	1,875
Long-term restricted cash	1,096	1,082
Deferred tax assets, net	8,375	8,039
Property and equipment, net	1,726	1,755
Goodwill	23,830	23,834
Intangible assets, net	11,735	12,804
Operating lease right of use asset	4,508	4,862
Prepaid expenses and other - noncurrent	405	392
Total assets	$85,058	$90,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,956	$2,160
Accrued liabilities	10,161	14,111
Notes payable, current portion	267	296
Operating lease liabilities, current portion	896	899
Total current liabilities	14,280	17,466

Other liabilities, noncurrent	1,030	995
Operating lease liabilities, noncurrent	5,276	5,709
Total liabilities	20,586	24,170

Total stockholders' equity	64,472	65,958
Total liabilities and stockholders' equity	$85,058	$90,128

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,		March 31.
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$13,168	$11,301	$23,845	$19,329
Cost of revenues	6,208	6,047	11,743	10,350
Gross profit	6,960	5,254	12,102	8,979
	52.9%	46.5%	50.8%	46.5%
Operating expenses:
Selling, general and administrative	5,594	3,824	10,631	7,155
Research and development	1,893	877	3,607	1,964
Total operating expenses	7,487	4,701	14,238	9,119

(Loss) income from operations	(527)	553	(2,136)	(140)
Other income and expense, net	(10)	(8)	3	61
(Loss) income before income taxes	(537)	545	(2,133)	(79)
Income tax expense (benefit)	(45)	283	(336)	278
Net (loss) income	$(492)	$262	$(1,797)	$(357)

Net (loss) income per common share:
Basic and diluted	$(0.01)	$0.01	$(0.05)	$(0.01)
Diluted	$(0.01)	$0.01	$(0.05)	$(0.01)

Weighted average common shares outstanding:
Basic	36,353	33,683	36,405	33,629
Diluted	36,353	34,779	36,405	33,629

Reconciliation of GAAP measures to non-GAAP measures

Net (loss) income	$(492)	$262	$(1,797)	$(357)
Other income and expense, net	10	8	(3)	(61)
Income tax (benefit) expense	(45)	283	(336)	278
Depreciation and amortization	643	270	1,282	552
Stock based compensation	737	328	1,295	510
Adjusted EBITDA	$853	$1,151	$441	$922